UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               Domino's Pizza Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   25754A201
                                 (CUSIP Number)

                                February 23, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 25754A201


       1.    Names of Reporting Person

             Scout Capital Management, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  3,040,000
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  3,040,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,040,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.07%

       12.   Type of Reporting Person

	     IA


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			       CUSIP No. 25754A201


       1.    Names of Reporting Person

             Adam Weiss

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,040,000
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,040,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,040,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.07%

       12.   Type of Reporting Person

	     IN


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			       CUSIP No. 25754A201


       1.    Names of Reporting Person

             James Crichton

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,040,000
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,040,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,040,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     5.07%

       12.   Type of Reporting Person

	     IN


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Item 1. (a)  Name of Issuer:

	     Domino's Pizza Inc.

Item 1. (b)  Address of Issuer's Principal Executive Offices:

             30 Frank Lloyd Write Drive
	     Ann Arbor, MI 48106

Item 2. (a)  Name of Person Filing:

	     This statement is filed by:

        (i) Scout Capital Management, L.L.C., a Delaware limited liability company ("Scout Capital Management"), which serves as investment manager to two Delaware limited partnerships and two Cayman Islands exempted companies (collectively, the "Funds"), with respect to the shares of Common Stock directly owned by the Funds;

       (ii) Adam Weiss ("Mr. Weiss"), with respect to the shares of Common Stock directly owned by the Funds; and

      (iii) James Crichton ("Mr. Crichton"), with respect to the shares of Common Stock directly owned by the Funds.

            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

        (b)  Address of Principal Business Offices:

             The address of the business office of Scout Capital Management and Mr. Crichton is 640 Fifth Avenue, 22nd Floor, New York, New York 10019. The address of the business office of Mr. Weiss is 160 Forest Avenue, Palo Alto, CA 94301.

        (c)  Citizenship:

             Please refer to Item 4 on each cover sheet for each Reporting
	     Person.

        (d)  Title of Class of Securities:

             Common Stock, $0.01 par value

        (e)  CUSIP Number: 25754A201

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

             (a) [ ]  Broker or dealer registered under Section 15 of the Act,

             (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

             (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act,

             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

             (e) [ ]  Investment Adviser in accordance with Rule
                      13d-1 (b)(1)(ii)(E),

             (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

             (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

             (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

             (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check the box [X]

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 of each cover sheet for each Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Please see Item 2.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 07, 2011
                                       SCOUT CAPITAL MANAGEMENT, L.L.C.

                                       By:   /s/ Adam Weiss
                                             --------------------------
                                             Adam Weiss
                                             Managing Member

 				       By:   /s/ James Crichton
                                             --------------------------
                                             James Crichton
                                             Managing Member

					ADAM WEISS

                                             /s/ Adam Weiss
                                             --------------------------

                                        JAMES CRICHTON

                                            /s/ James Crichton
                                             --------------------------

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